SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934.

                                (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential,  for  Use  of the  Commission  Only  (as  permitted  by  Rule
     14a-6(e)(2)
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                          PEOPLES BANCORPORATION, INC.
                (Name of Registrant as Specified In Its Charter)



     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
 [x]  No Fee Required.
      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:



     2)   Aggregate number of securities to which transaction applies:



     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:



     4)   Proposed maximum aggregate value of transaction:



     5)   Total fee paid



[ ]  Fee paid previously with preliminary materials



[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                          PEOPLES BANCORPORATION, INC.
                              1814 East Main Street
                          Easley, South Carolina 29640

                    Notice of Annual Meeting of Shareholders
                                 April 10, 2000

TO OUR SHAREHOLDERS:

         Notice is hereby given that the Annual Meeting of Shareholders of Peoples Bancorporation, Inc. (the "Company") will be held on Monday, April 10, 2000 at 10:00 a.m., at Peoples Bancorporation, Inc., 1814 East Main Street, Easley, South Carolina 29640, for the following purposes:

         (1) To elect six directors to serve for terms of three years, two directors to serve for terms of two years and two directors to serve for terms of one year, or until their successors are elected and qualified; and

         (2) To conduct such other business as may lawfully come before the Annual Meeting or any adjournments or postponements thereof.

         Only shareholders of record at the close of business on February 28, 2000 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof.

         A proxy statement and proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly. If you are a record owner of shares and attend the meeting, you may, if you wish, withdraw your proxy and vote in person.


                                            BY ORDER OF THE BOARD OF DIRECTORS



                                            Robert E. Dye
                                            Chairman of the Board, President
                                            and Chief Executive Officer

March 13, 2000
Easley, South Carolina

     PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY SO THAT YOUR VOTE MAY BE
            RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

                          PEOPLES BANCORPORATION, INC.
                              1814 East Main Street
                          Easley, South Carolina 29640

                              --------------------

                                 PROXY STATEMENT
                              --------------------

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Peoples Bancorporation, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at Peoples Bancorporation, Inc., 1814 East Main Street, Easley, South Carolina 29640 on Monday April 10, 2000 at 10:00 a.m., and any adjournments or postponements thereof, for the purposes set forth in the Notice of Annual Meeting accompanying this Proxy Statement. In addition to solicitations by mail, officers and regular employees of the Company, at no additional compensation, may assist in soliciting proxies by telephone or other electronic means. The Company will pay the cost of this proxy solicitation. This Proxy Statement and the accompanying form of proxy were first mailed to the shareholders on or about March 13, 2000. As used herein, the term "Banks" means The Peoples National Bank, Bank of Anderson, N. A. and Seneca National Bank, the wholly owned subsidiaries of the Company.

                                  ANNUAL REPORT

         The Annual Report to Shareholders covering the Company's fiscal year ended December 31, 1999, including financial statements, is enclosed herewith. Such Annual Report to Shareholders does not form any part of the material for the solicitation of proxies.

                              REVOCABILITY OF PROXY

         Any proxy given pursuant to this solicitation may be revoked by any record shareholder who attends the meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked by the record shareholder prior to the meeting by delivering to R. Riggie Ridgeway, Secretary of the Company, 1814 East Main Street, Easley, South Carolina 29640, an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Written notice of revocation of a proxy or delivery of a later dated proxy will be effective upon receipt by the Company. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy.

                                QUORUM AND VOTING

         Only shareholders of record on February 28, 2000 are entitled to notice of and to vote at the Annual Meeting. On that date, the Company had outstanding 2,988,402 shares of common stock, par value $1.67 per share. Each share outstanding will be entitled to one vote on each matter submitted to the annual meeting.

         A majority of the shares entitled to be voted at the annual meeting constitutes a quorum. If a share is represented for any purpose at the annual meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain" or "Withhold" and shares that are not voted, including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be included in determining the number of votes present or represented at the annual meeting. If a quorum is not present or represented at the meeting, the shareholders entitled to vote who are present in person or represented by proxy have the power to adjourn the meeting from time to time. If the meeting is to be reconvened within thirty days, no notice of the reconvened meeting will be given other than an announcement at the adjourned meeting. If the meeting is to be adjourned for thirty days or more, notice of the reconvened meeting will be given as provided in the Bylaws. At any reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

         If a quorum is present at the Annual Meeting, directors will be elected by a plurality of the votes cast by shares present and entitled to vote at the annual meeting. Cumulative voting is permitted. See "CUMULATIVE VOTING RIGHTS." Votes that are withheld or that are not voted in the election of directors will have no effect on the outcome of election of directors. If a quorum is present, all other matters that may be considered and acted upon at the Annual Meeting will be approved if the number of shares of Common Stock voted in favor of the matter exceeds the number of shares of Common Stock voted against the matter.

                            CUMULATIVE VOTING RIGHTS

         Each holder of shares is entitled to cumulate his votes for election of directors. Votes may be cumulated in the following ways: (1) giving one nominee as many votes as the number of directors to be elected, multiplied by the number of shares owned, or (2) distributing votes on the same principle among any number of nominees.

         Conditions  precedent to the exercise of cumulative  voting are either:
(1) giving written notice of intention to vote cumulatively to the Secretary of the Company not less than forty-eight hours before the time of the meeting; or
(2) announcing the intention to vote cumulatively at the meeting before voting for directors begins. Once a shareholder gives notice of intention to vote cumulatively, all shareholders entitled to vote at the meeting may cumulate their votes. If notice is given at the meeting, the presiding officer may, or if requested by any shareholder, shall recess the meeting for a period not to exceed two hours.

         If shares are voted cumulatively, the designated proxy agents will cumulate the votes represented by such proxies in such manner as necessary to elect the greatest possible number of management nominees.

                       ACTIONS TO BE TAKEN BY THE PROXIES

      The persons named as proxies were selected by the Board of Directors of the Company. When the form of proxy enclosed is properly executed and returned, the shares that it represents will be voted at the meeting. Unless the shareholder otherwise specifies therein, each proxy will be voted "FOR" the election of the persons named in this Proxy Statement as the Board of Directors' nominees for election to the Board of Directors. In each case where the shareholder has appropriately specified how the proxy is to be voted, it will be voted in accordance with the shareholder's specifications. As to any other matter of business which may be brought before the Annual Meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the best judgment of the persons voting the same, but the Board of Directors does not know of any such other business.

                              SHAREHOLDER PROPOSALS

         Any shareholder desiring to submit proposals for the consideration of the shareholders at the next Annual Meeting may do so by sending them in writing to R. Riggie Ridgeway, Secretary, Peoples Bancorporation, Inc., 1814 East Main Street, Easley, South Carolina 29640. Such written proposals must be received prior to November 15, 2000, for inclusion, if otherwise appropriate, in the Company's Proxy Statement and form of Proxy relating to that meeting. With respect to any shareholder proposal not received by the Company prior to January 28, 2001, proxies solicited by management of the Company will be voted on the proposal in the discretion of the designated proxy agents.

                              ELECTION OF DIRECTORS

         The Board of Directors has nominated six new directors and four existing directors for election to the Board of Directors at the Annual Meeting. Election of the six new directors will increase the size of the Board from 12 to
18. The Board of Directors is increasing its membership to include representation from Bank of Anderson, N.A. and Seneca National Bank and to include the Company's Chief Financial Officer.

         The Company's Articles of Incorporation provide for a classified board of directors, whereby approximately one-third of the members of the Company's Board of Directors are elected each year at the Company's Annual Meeting of Shareholders. At each Annual Meeting of Shareholders, successors to the class of directors whose term expires at the Annual Meeting are elected for a new three-year term. The Board of Directors has nominated the four directors whose terms expire at the Annual Meeting to be re-elected for additional three-year terms. To maintain each class of directors as equal in number as possible, the six new director nominees are being divided equally among the three classes.

         The Board of Directors recommends the election of the ten nominees listed below. In the event that any such nominee is not available to serve as a director as a result of any unforeseen contingency, the persons acting under the proxy intend to vote, in his stead, for such person as the Board of Directors may recommend.

         Information about the ten nominees and about the directors whose terms will continue after the Annual Meeting is set forth below.

             Director Nominees for Three Year Terms Expiring in 2003

         William A. Carr, age 73, served as mayor of the City of Easley, South Carolina from April 1983 through April 1999. Mr. Carr has been a director since 1992.

         Robert E. Dye, Jr., age 32, has served as Director of Expansion and Development for the Banks and Company since November 1997. Prior to joining the Company, Mr. Dye was Vice President at Britt, Peters & Associates, Inc., an engineering firm in Greenville, South Carolina. Mr. Dye also served as an engineer for South Carolina operations of Vulcan Materials Company. Mr. Dye has been a director since 1997. Mr. Dye is the son of Robert E. Dye, Sr.

         W. Rutledge Galloway, age 56, has been President of Galloway-Tripp, Inc., a commercial insulation contractor, since 1972. Mr. Galloway also serves as director of the Greenville, South Carolina Home Builders Association. Mr. Galloway has been a director since 1992.

         E. Smyth McKissick, III, age 42, has been President of Alice Manufacturing Company, a textile manufacturing company, since 1988. Mr. McKissick is a member of the Board of Directors of the South Carolina Manufacturers Alliance and the American Textile Manufacturers Institute. In addition, Mr. McKissick is on the Board of Trustees of the Institute of Textile Technology. Mr. McKissick has been a director since 1993.

         James A. Black, Jr., age 68, a retired insurance executive, now lives in the Keowee Key community near Seneca, South Carolina. In 1997 Mr. Black retired as Vice President of the Barnes Insurance Agency, Inc. in Easley, SC after 25 years of service. Mr. Black is past President of the Carolinas Association of Professional Insurance Agents. Mr. Black currently serves as Vice Chairman, Board of Trustees for North Greenville College. Mr. Black has been a Director of Seneca National Bank since its formation in February, 1999.

         William B. West, age 50, has served as Senior Vice President and Chief Financial Officer of the Company since July, 1998, Executive Vice President and Cashier for Bank of Anderson, N. A. since its formation in September, 1998 and Cashier of Seneca National Bank since its formation in February, 1999. Prior to that time, Mr. West was Senior Vice President, Chief Financial Officer, Secretary, Treasurer and Director of First United Bancorporation, Executive Vice President and Cashier and a director of Anderson National Bank, Cashier of Spartanburg National Bank, Cashier and a director of Community Bank of Greenville and Treasurer and a director of Quick Credit Corporation until the merger of First United Bancorporation into Regions Financial Corporation in June of 1998.

              Director Nominees for Two Year Terms Expiring in 2002

         F. Davis Arnette, Jr., age 46, has served as President and Chief Executive Officer and director of Seneca National Bank since its formation in February 1999. Mr. Arnette has been employed in the banking and finance industry since 1977, serving as Assistant Cashier of First National Bank of South Carolina, Securities Analyst for Liberty Life Insurance Company, Vice President of First Union National Bank, First Vice President of Sun Trust, Executive Vice President of Regions Bank and President of the Elberton Office of Regions Bank.

         Larry D. Reeves,  age 58 has served as Senior Vice  President of Cromer
Foods, Inc. since 1989, after 20 years with Owens Coming Fiberglas where he managed plants in Huntington, Pennsylvania and Anderson South Carolina. Mr. Reeves also serves as a director and treasurer of Christian Youth Camp, Inc. and has been a director of Bank of Anderson, N. A. since its formation in 1998.

              Director Nominees for One Year Terms Expiring in 2001

         David C.  King,  age 50, has served as  President  and Chief  Executive
Officer and a director of Bank of Anderson, N. A. since its formation in September 1998. Mr. King, who has been involved in the banking industry for over 25 years, served as President and Chief Executive Officer of Barrow Bank and Trust in Winder, Georgia from December, 1994 until its acquisition by Regions Financial Corporation in March 1996, and continued his employment with Regions until March of 1997. Mr. King is also co-owner of Sullivan King Mortuary in Anderson, South Carolina.

         Andrew M. McFall, III, age 65, was employed by Anderson Savings and Loan Association and its successor Security Federal, Security Mortgage and its successor, Painewebber Mortgage, and Columbia National, Inc. until retiring in 1995. Mr. McFall serves as President and is on the Board of Governors for the Greenville Chapter of the American Savings and Loan Institute and is past President of the South Carolina Controllers Society. He currently serves as a Commissioner on the Anderson County Planning Commission. Mr. McFall has been a director of Bank of Anderson, N. A. since its formation in September 1998.

                        Directors Whose Terms Expire 2001

         Eugene W. Merritt, Jr., age 56, has been co-owner and President of Merritt Brothers, Inc., a commercial landscape company, since 1971. In addition, Mr. Merritt is a co-owner of Merritt Brothers Tree Farm located in Easley, South Carolina. Mr. Merritt is currently serving as a member of the Board of Directors of the AgFirst Farm Credit Bank in Columbia, South Carolina. Mr. Merritt has been a director since 1993.

         George B. Nalley, Jr., age 61, has been Managing Partner of Nalley Commercial Properties since 1964 and is also Chairman of Nalley Construction Company and Town N' Country Realty, Inc., each of which is located in the Easley, South Carolina area. Mr. Nalley has been a director since 1992.

         Nell W. Smith, age 70, served as a South Carolina State Senator from 1981 to 1993. Ms. Smith is currently serving on the Clemson University Board of Nursing and as a board member of the Palmetto Hospital Foundation and Friends of the Library. Ms. Smith is a founder of Clemson University's John C. Calhoun Lecture Series. Ms. Smith has been a director since 1992.

         A. J. Thompson, Jr., M. D., age 52, has practiced ophthalmology in Easley, South Carolina since 1981. Dr. Thompson has been a director since 1992.

                        Directors Whose Terms Expire 2002

         Garnet A. Barnes, age 76, has been President of Barnes Real Estate, Inc. since 1964. In addition, Mr. Barnes is President of Insurance Investment, Inc. and Smithfields Development Corporation and Vice President and Secretary of Pinnacle Associates. Mr. Barnes has been a director since 1992.

         Charles E. Dalton, age 57, has been President and Chief Executive Officer of Blue Ridge Electric Cooperative, located in Pickens, South Carolina, since 1982. Mr. Dalton is past president of the Association of Electric Cooperatives of South Carolina. Mr. Dalton has been a director since 1992.

         Robert E. Dye, Sr., age 58, has served as Chairman of the Board and Chief Executive Officer of The Peoples National Bank since August 1986. Mr. Dye served as President of The Peoples National Bank from 1986 through 1995. Prior to joining The Peoples National Bank, Mr. Dye served as Chairman of the Board and Chief Executive Officer of Carolina National Bank until 1983 when C & S National Bank of South Carolina acquired the bank. Mr. Dye served as Senior Vice President/Regional Executive for C & S until 1985 when he resigned to organize The Peoples National Bank. Mr. Dye has also served as Chairman of the Board of Bank of Anderson, N. A., since its formation in September 1998, and Seneca National Bank, since its formation in February 1999. Mr. Dye has served as Chairman, Chief Executive Officer and President of the Company since its formation in 1992. Mr. Dye has been a director since 1992. Mr. Dye is the father of Robert E. Dye, Jr.

         R. Riggie Ridgeway, age 53, served as Executive Vice President, Senior Loan Officer and a director of The Peoples National Bank from 1986 through 1995. Mr. Ridgeway was promoted to President of The Peoples National Bank in 1996, and continues to serve as a director. Mr. Ridgeway, who has been involved in the banking industry for over 31 years, served as Vice President of Commercial Banking at American Federal Savings Bank, N. A. from 1983 to 1986. Mr. Ridgeway has been a director since 1992.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth certain information as of February 8, 2000 with respect to ownership of the outstanding common stock of the Company by
(i) all persons known to the Company to own beneficially more than five percent (5%) of the outstanding common stock of the Company, (ii) each director of the Company, (iii) each director nominee, and (iv) all directors and executive officers of the Company as a group:

                                                      Shares of
        Name (and address of 5%                      Common Stock                    Exercisable                Percent
           Beneficial Owner)                    Beneficially Owned (1)            Stock Options(2)              of Total
-----------------------------------------    -----------------------------     ------------------------      ---------------
F. Davis Arnette, Jr. (3)                             2,425                             2,205                   *
Garnet A. Barnes (4)                                 69,208                            11,576                 2.31%
James A. Black, Jr. (5)                              36,595                                 0                 1.22%
William A. Carr (6)                                  13,657                            11,576                   *
Charles E. Dalton  (7)                               15,899                             6,863                   *
Robert E. Dye, Sr. (8)                              311,647                            30,629                10.32%
   1814 East Main Street
   Easley, SC 29640
Robert E. Dye, Jr. (9)                               91,543                               662                 3.06%
W. Rutledge Galloway (10)                            63,814                            11,576                 2.13%
David C. King (11)                                   19,987                             2,205                   *
Andrew M. McFall, III (12)                            8,243                               525                   *
E. Smyth McKissick                                   48,402                             6,863                 1.62%
Eugene W. Merritt, Jr. (13)                          20,647                             6,863                   *
George B. Nalley, Jr. (14)                           73,701                            11,576                 2.46%
Larry D. Reeves                                       3,281                               525                   *
R. Riggie Ridgeway (15)                              55,062                            13,018                 1.83%
Nell W. Smith                                        20,434                            11,576                   *
A. J. Thompson, Jr., M.D. (16)                       76,603                            11,576                 2.55%
William B. West (17)                                 11,024                             2,205                   *
Directors and Officers as a Group (19               956,204                           142,274                30.54%
persons)

* Less than 1%.

Unless otherwise indicated, the named individual or entity has sole voting and investment power with respect to all shares.

(1) Pursuant to the rules of the Securities and Exchange Commission, certain shares of the Company's Common Stock that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for purposes of computing the percentage ownership of the option holder, but not for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the named individual or entity has sole voting and investment power with respect to all shares.
(2) Shares represented by these options are included in the column showing the number of shares of common stock beneficially owned.
(3)  Includes 220 shares owned jointly with Mr. Arnette's wife.
(4)  Includes 29,877 shares owned by Mr. Barnes' wife.
(5)  Includes 29,834 shares owned by Mr. Black's wife.
(6)  Includes 1,102 shares owned jointly with Mr. Carr's wife.
(7)  Includes 1,653 shares owned jointly with Mr. Dalton's wife.
(8) Includes 36,514 shares owned by Mr. Dye's wife and her children as to which Mr. Dye disclaims beneficial ownership.
(9) Includes 4,652 shares owned jointly with Mr. Dye's wife, 6,783 shares owned by Mr. Dye's wife and 3,284 shares held by Mr. Dye's minor children.
(10) Includes 13,965 shares owned jointly with Mr. Galloway's wife and 38,273 shares held in the name of Galloway-Tripp, Inc. Profit Sharing Plan for the benefit of Mr. Galloway. Mr. Galloway is the President of Galloway-Tripp, Inc.
(11) Includes 551 shares owned by Mr. King's wife and 551 shares owned by Mr. King's minor child.
(12) Includes 551 shares owned by Mr. McFall's wife.
(13) Includes 8,867 shares owned jointly with Mr. Merritt's wife.
(14) Includes 13,293 shares owned by Mr. Nalley's wife and an aggregate of 22,733 shares held in two trusts administered by Mr. Nalley.
(15) Includes 11,466 shares held jointly with Mr. Ridgeway's wife.
(16) Includes 18,642 shares held by Dr. Thompson's wife and 11,536 shares held by Dr. Thompson's son.
(17) Includes 1,653 shares owned jointly with Mr. West's wife.

                BOARD COMMITTEES AND ATTENDANCE AT BOARD MEETINGS

         The Board of Directors of the Company held 4 meetings during the year ended December 31, 1999. Each Director attended at least 75% of the meetings held by the Board and committees of the Board on which he or she served.

         The Board of Directors has established an audit committee to assist the Board in fulfilling its responsibilities relating to corporate accounting and reporting practices of the Company. The Committee also oversees the Company's internal audit staff and independent auditors; coordinates communication between the Board of Directors and the internal audit staff and independent auditor; serves as an independent and objective body to review financial information presented by management to shareholders, regulators and the general public; and determines the adequacy of, and adherence to, administrative, operating and internal accounting controls of the Company. The members of the Audit Committee in 1999 were Nancy Bennett, William A. Carr, Charles E. Dalton, Steve Edwards,
W. Rutledge Galloway, Myrtle Gillespie, Kirk Oglesby, Robert Rainey, William Sandifer, and Nell W. Smith. The committee met four times in 1999.

         The Board of Directors has also established a compensation committee to assist the Board in setting compensation for employees and executive officers of the Company. The members of the Compensation Committee in 1999 were Garnet A. Barnes, Chairman, Nell W. Smith, William A. Carr, Eugene W. Merritt, Jr. and Robert E. Dye, Sr. The committee met twice in 1999.

         The Company does not have a separate nominating committee.

                             EXECUTIVE COMPENSATION

         The following table provides certain summary information concerning compensation paid or accrued by either the Company or the Banks to or on behalf of the Company's Chief Executive Officer and the only other executive officer whose cash compensation exceeded $100,000 for the years ended December 31, 1999, 1998 and 1997.

                                             Summary Compensation Table

                                                    Annual Compensation
         Name and                                   --------------------             All Other
         Principal Position             Year       Salary            Bonus        Compensation(1)
         ---------------------------------------------------------------------------------------

         Robert E. Dye, Sr.             1999        $139,250        $14,742             $14,906
           President and Chief          1998        $125,000        $13,616             $14,400
           Executive Officer            1997        $110,000        $12,820             $12,809

         R. Riggie Ridgeway             1999        $126,075        $11,814             $13,972
           Executive Vice               1998        $118,575        $10,090             $13,367
           President                    1997        $105,625        $10,280             $12,592
         ------------------------

         (1) Includes: matching contributions under the Bank's 401(k) Plan during 1999, 1998, and 1997 in the amounts of $3,716, $3,683 and $3,688 for Mr. Dye, and $3,399, $3,522, and $3,504 for Mr. Ridgeway; life insurance premiums paid by the Company in 1999 and 1998 of $1,290 and $2,117 for Mr. Dye, and $673 and $1,245 for Mr. Ridgeway; and directors fees paid to each of Messrs. Dye and Ridgeway in 1999, 1998 and 1997 in the amounts of $9,900, $8,600 and $8,200.

Retirement Benefits

         The Company has entered into Salary Continuation Agreements with each of Robert E. Dye, Sr., the Chief Executive Officer, and R. Riggie Ridgeway, the Executive Vice President and Secretary. The agreements provide for payments of benefits to each of Messrs. Dye and Ridgeway commencing at their retirements at age 66 for Mr. Dye and 65 for Mr. Ridgeway or earlier in the event of death or disability. The agreement with Mr. Dye provides for payment of an annual benefit of $35,130 increased by 4% each year between 1998 and Mr. Dye's retirement date. The benefit is payable in monthly installments beginning in the month after Mr. Dye's retirement and continuing for the greater of the life of Mr. Dye or 227 additional months. Each year after the first benefit payment, the benefit will increase by the same percentage as any increase in the consumer price index.

         The agreement with Mr. Ridgeway provides for payment of an annual benefit of $30,029 increased by 4% each year between 1998 and Mr. Ridgeway's retirement date. The benefit is payable in monthly installments beginning in the month after Mr. Ridgeway's retirement and continuing for the greater of the life of Mr. Ridgeway or 239 additional months. Each year after the first benefit payment, the benefit will increase by the same percentage as any increase in the consumer price index.

         In  the  event  either  employee's   employment  with  the  Company  is
terminated prior to his retirement for any reason other than death or disability, each agreement provides that a retirement benefit will be paid beginning at normal retirement age based on the amount stated above increased by 4% per year for the actual years such employee worked after 1998.

         In the event either employee's employment with the Company is terminated prior to the employee's retirement age due to disability, the employee will receive an annual benefit after the employee reaches retirement age of between $4,610 and $52,001, in the case of Mr. Dye or between $3,422 and $50,000, in the case of Mr. Ridgeway, subject to adjustment for inflation, based on the length of the employee's service from 1998 to the date of termination of employment. In addition, if the employee's employment is terminated due to disability, he will receive an annual payment from the date of such termination until he reaches retirement age in an amount equal to the before tax equivalent (using the Company's marginal tax rate) of the increase in value of the life insurance policy owned by the Company to fund the benefits under his agreement reduced by the hypothetical cost to the Company of paying interest on the premium for the life insurance policy at a rate equal to the Company's cost of funds.

         In the event that the employee dies while in the employ of the Company, his agreement provides that the employee's beneficiary shall receive an amount between $20,255 and $507,128, in the case of Mr. Dye, and between $12,092 and $498,148, in the case of Mr. Ridgeway. In addition the designated beneficiary of Mr. Dye shall receive an annual benefit calculated in the same way as the pre-retirement age disability payment for a period of years which is 29 in 1998 and reduces 2 years for each year after 1998 to a minimum of 9 years.

         These benefits were funded in 1997 through the purchase of universal life insurance policies on the lives of Messrs. Dye and Ridgeway which are reflected in the Company's balance sheet as other assets. Although the Company plans to use these policies to fund its obligations under the agreements, its obligations are independent of the policies.

Noncompetition, Severance and Employment Agreements

         The Company has entered into a Noncompetition, Severance and Employment Agreement with each of Messrs. Dye, Sr., Ridgeway, West, King and Arnette. Mr. Dye's Agreement provides for his employment as Chairman, President and Chief Executive Officer of the Company. Mr. Ridgeway's Employment Agreement provides for his employment as Executive Vice President of the Company. Mr. West's Agreement provides for his employment as Senior Vice President and Chief Financial Officer of the Company. Mr. King's Agreement provides for his employment as President and Chief Executive Officer of Bank of Anderson, N.A. Mr. Arnette's Agreement provides for his employment as President and Chief Executive Officer of Seneca National Bank. The terms of all Agreements are substantially the same. Mr. Dye's and Mr. Ridgeway's Agreements commenced on August 7, 1995 and are each for terms of 2.99 years, which are deemed to extend each day for an additional day automatically without any action by either party. Messrs. West's, King's and Arnette's Agreements commenced on October 19, 1999 and have three year terms, which are deemed to extend each day for an additional day automatically without any action by either party. Each Agreement provides for a minimum annual salary, which is to be reviewed annually by the Board of Directors and may, in the sole discretion of the Board be increased, and for the payment of bonuses in accordance with the Company's Incentive Compensation Plan. Each Agreement also provides that the executive will be entitled to any other officer/employee benefits generally provided by the Company to its most highly-ranking executives and to other employees, and to a full-sized automobile and country club dues.

         Either the Company or the executive may, by notice to the other, cause the Agreement to cease to extend automatically and upon such notice, the term will be fixed at 2.99 years following the date of the notice in the case of Messrs. Dye and Ridgeway, and three years following the date of the notice in the case of Messrs. West, King and Arnette. The Agreements may also be terminated by the Company (i) for cause (as defined in the Agreement), (ii) if the executive becomes disabled, or (iii) upon the executive's death. If the Company terminates the Agreement other than for one of the foregoing reasons and there has been a "change in control", the executive will be entitled to receive immediately the compensation and benefits that would otherwise be payable to him under the Agreement over the 2.99 (or 3) years subsequent to such termination. Compensation which is not fixed (such as bonus), shall be deemed to be equal to the average of such compensation over the 2.99 (or 3) year period immediately prior to the termination. For purposes of the Agreements a "change in control" includes (i) acquisition by any person of 20% of the voting stock of the Company within any 12 month period; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, for any reason ceasing to constitute at least a majority of the board, unless the election of each new director was approved in advance by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; or (iii) consummation of (A) a merger, consolidation or other business combination of the Company with any other person or affiliate, other than a merger, consolidation or business combination which would result in the outstanding common stock of the Company immediately prior thereto continuing to represent at least 67% of the outstanding common stock of the Company immediately after such merger, consolidation or business combination, or (B) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets; or (iv) the occurrence of any other event or circumstance not covered by (i) through
(iii) above which the Board determines affects control of the Company. If the Company terminates the executive other than for cause, disability or death, and there has been no change of control, the executive will be entitled to receive immediately as severance the compensation and benefits provided for under the Agreement for the then remaining term of the Agreement. In the event of termination other than for cause, disability or death, all rights of the executive pursuant to awards of share grants or options granted by the Company will be deemed to have vested and be exercisable, and the executive will be deemed to be credited with service with the Company for the remaining term of the Agreement for purposes of the Company's benefit plans.

         Each such executive may also terminate the Agreement if (i) the Company materially breaches the Agreement and does not cure the breach within 30 days after written notice of the breach; (ii) the executive terminates his employment following a change of control and not for any of the reasons in (iii) below (a "voluntary termination"); or (iii) following a change of control if in the sole judgment of the executive there has been a change in his responsibilities, title, reporting relationships or working conditions, authority or duties, a change in the terms or status of the Agreement, a reduction in his compensation or benefits, a forced relocation out of the designated service area, or a significant increase in his travel requirements (an "involuntary termination"). If the executive terminates his employment because of material breach by the Company of the Agreement which is not cured or because of involuntary termination, he shall be entitled to the same benefits he would receive upon termination by the Company after a change in control other than for cause, disability or death. If the executive terminates the Agreement as a result of a voluntary termination, he will be entitled to receive as severance the compensation and benefits that would otherwise be provided under the Agreement for one year following the date of the voluntary termination. Compensation that is not fixed (such as bonus), shall be deemed equal to the average of such compensation over the five year (in the case of Messrs. Dye and Ridgeway) or three year (in the cases of Messrs. West, King and Arnette) period immediately prior to the termination. In addition, in the event of termination as a result of material breach of the Agreement by the Company which is not cured or involuntary termination, all of the executive's rights pursuant to awards of share grants or options granted by the Company shall be deemed to have vested and be exercisable, and the executive shall be deemed to be credited with service with the Company for such remaining term for the purposes of the Company's benefit plans.

         If the executive's employment is terminated before a change in control voluntarily by the executive or by the Board of Directors for cause, then the executive agrees for a period of one year not to engage in certain competitive activities against the Company. In the event that the executive's employment is terminated for any reason following a change of control, there will be no limitation on any of executive's activities, including direct competition with the Company or its successor.

         The foregoing are merely summaries of certain provisions of the Salary Continuation Agreements and the Noncompetition Severance and Employment Agreements, and are qualified in their entirety by reference to such Agreements, which have been filed with the Securities and Exchange Commission as exhibits to the Company's Annual Reports on Form 10-KSB for the years ended December 31, 1995, 1998 and 1999.

Incentive Stock Option Plan

         The 1993 Peoples Bancorporation, Inc. Incentive Stock Option Plan (the "1993 Plan") authorizes options for up to 422,127 shares and provides for the grant of options at the discretion of the Board of Directors or a committee designated by the Board of Directors to administer the 1993 Plan. The option exercise price must be at least 100% of the fair market value of the stock on the date the option is granted (or 110% in the case of an option granted to a person who owns more than 10% of the total combined voting power of all classes of stock of the Company), and the options are exercisable by the holder thereof prior to their expiration in accordance with the terms of the holder's Stock Option Agreement and the 1993 Plan. Stock options granted pursuant to the 1993 Plan expire no later than ten years from the date on which they are granted, except in the case of options granted to ten percent shareholders, which expire not later than five years from the date on which they are granted.

         During 1999, no options to purchase shares of the Company's common stock were granted under the 1993 Plan.

         Aggregated Option Exercises in 1999 and 1999 Year End Option Values

         The following table presents information about exercise of options during 1999 by Messrs. Dye and Ridgeway and about the value of options held by Messrs. Dye and Ridgeway at December 31, 1999. No options were granted to Mr. Dye or Mr. Ridgeway in 1999.

                                                                       Number of Securities               Value of Unexercised
                                  Shares                              Underlying Unexercised              In-the-Money Options
                                 Acquired          Value            Options At Fiscal Year End            At Fiscal Year End(2)
       Name/Position            on Exercise      Realized(1)        Exercisable/Unexercisable           Exercisable/Unexercisable
       -------------            -----------      -----------        -------------------------           -------------------------

Robert E. Dye, Sr.                53,187       $759,825             30,629              30,629           $151,800               0
President and Chief
Executive Officer

R. Riggie Ridgeway,               26,596       $379,950             15,315              13,018           $ 69,000         $58,650
Executive Vice
President

(1) The difference between the exercise prices of $4.51 per share for Mr. Dye and $3.61 per share for Mr. Ridgeway and $14.29, the estimated fair value per share on the date of exercise.

(2) Based on an exercise price of $4.51 per share and an estimated fair value of $19.00 per share on December 31, 1999.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee in 1999 consisted of Mr. Carr, Mr. Barnes, Mr. Merritt, Mrs. Smith and Mr. Dye, Sr., the Company's chief executive officer. In reaching compensation decisions concerning executive officers other than Mr. Dye, Sr., the chief executive officer, the committee took into account discussions with and recommendations by Mr. Dye, Sr. There is no other involvement by the Company's executive personnel in the committee's deliberations. Mr. Dye, Sr. did not participate in deliberations and decisions regarding his own compensation.

Board Compensation Committee Report on Executive Compensation

         The Compensation Committee has developed and implemented a formalized salary administration program for all Company personnel. Each position within the Company, including the chief executive officer's and all other executive officers, has been assigned a grade based on certain criteria including but not limited to knowledge, experience, skill, scope of decisions to be made and authority. Each grade has been assigned a salary range based on peer group comparisons from survey data for other financial institutions of comparable size and complexity. Annual base salaries are generally set at competitive levels with similar financial institutions and within the Company's salary administration program's guidelines, including the positions of chief executive officer and other executive officers. Each employee, including the chief executive officer and all other executive officers, is reviewed at least annually for job performance and individual goal attainment. Salary increases are largely based on job performance and goal attainment.

         For 1999, the Compensation Committee approved, and the Board of Directors ratified, a cash incentive plan based on attainment of profitability goals. All employees and officers, including the chief executive officer and all executive officers of the Company and its subsidiaries, participated in the plan. Cash incentive bonus awards were based on a formula driven method and capped by a percentage of each employee's base salary level. The Compensation Committee plans to approve a similar plan in 2000 for all employees based on attainment of profitability goals.

         The Compensation Committee also administers the Company's Incentive Stock Option Plan whereby stock options are awarded to key employees.

         The Compensation Committee is dedicated to ensuring that the Company's overall compensation program for its chief executive officer, senior management and all other employees is properly designed and administered to attract, motivate and retain key employees; maintain a base salary structure that is competitive in the Company's marketplace; link annual incentive cash awards with specific profitability goals; and provide long-term incentive awards in the form of incentive stock options that couple management ownership with stockholder value.

         The compensation committee will continue to review and evaluate its compensation programs on an ongoing basis.

This report furnished by:

         Garnet A. Barnes, Chairman
         Nell W. Smith
         William A. Carr
         Eugene W. Merritt, Jr.
         Robert E. Dye, Sr.

Performance Graph

         The Company is required to provide its shareholders with a line graph comparing the Company's cumulative total shareholder return with a performance indicator of the overall stock market and either a published industry index or a Company-determined peer comparison. The purpose of the graph is to help shareholders determine the reasonableness of the Compensation Committee's decisions with respect to the setting of various levels of executive officer compensation. Shareholder return (measured through increases in stock price and payment of dividends) is often a benchmark used in assessing corporate performance and the reasonableness of compensation paid executive officers.

         However, shareholders should recognize that corporations often use a number of other performance benchmarks (in addition to shareholder return) to set various levels of executive officer compensation. The Company's 1999 Annual Report to Shareholders contains a variety of relevant performance indicators concerning the Company. Thus, Company shareholders may wish to consider other relevant performance indicators which may be more closely related to officer performance in assessing the reasonableness of Company executive officer compensation, such as growth in earnings per share, book value per share and cash dividends per share, along with Return on Equity (ROE) and Return on Assets
(ROA) percentages.

         The performance graph below compares the Company's cumulative total shareholder return over the most recent 5-year period with both the NASDAQ Composite Index and The Carson Medlin Company's Independent Bank Index (an index published by The Carson Medlin Company, Investment Bankers). The NASDAQ Composite Index reflects overall stock market performance. The Independent Bank Index is the compilation of the total return to shareholders over the past five years of a group of 23 independent community banks located in the southeastern states of Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia. The total five year return was calculated for each of the banks in the peer group taking into consideration changes in stock price, cash dividends, stock dividends, and stock splits since December 31, 1994. The individual results were then weighted by the market capitalization of each bank relative to the entire peer group. The total return approach and the weighting based upon market capitalization is consistent with the preparation of the NASDAQ total return index.

         The Company believes the Independent Bank Index is a more relevant standard by which community banks should measure their own performance because the peer group is comprised of banks that are closer in size and style of doing business. Furthermore, this index more closely reflects the actual trading patterns of community bank stocks.

         Returns assume a beginning stock index price of $100 per share. The value of the Company's stock as shown in the graph is based on information known to the Company regarding transactions in the Company's stock. Because there is no active trading market in the Company's stock the information is based on a limited number of transactions.

                        [PERFORMANCE GRAPH APPEARS HERE]

                                           1994     1995     1996     1997     1998     1999
                                           ----     ----     ----     ----     ----     ----
PEOPLES  BANCORPORATION, INC.               100      137      178      267      327      438
INDEPENDENT BANK  INDEX                     100      122      155      235      246      222
NASDAQ INDEX                                100      141      174      213      300      542


Director Compensation

Directors' Fees

         Each of the directors of the Company also serves as a director of The Peoples National Bank. Although the Company did not pay directors' fees in 1999, The Peoples National Bank paid directors' fees of $800 per regular board meeting until September, 1999. Beginning in October 1999, fees paid by The Peoples National Bank were increased to $900 per regular board meeting. Payment of fees is not contingent upon attendance at meetings. The Peoples National Bank paid an aggregate of $118,800 in director fees for 1999.

1997 Non-Employee Director Stock Option Plan

         The 1997 Non-Employee Director Stock Option Plan (the "1997 Plan") authorizes options for up to 185,220 shares and provides for the granting to non-employee directors of options under a non-discretionary formula set forth in the 1997 Plan. The option exercise price of each option must not be less than 100% of the fair market value of the shares of common stock of the Company on the date of grant, and the options are exercisable by the holder thereof prior to their expiration in accordance with the terms of the holder's Stock Option Agreement and the 1997 Plan. Stock options granted pursuant to the 1997 Plan expire no later than ten years from the effective date of the 1997 Plan.

         During 1999 options to purchase shares of the Company's common stock were granted under the 1997 Plan at an exercise price of $14.29 per share to the following directors:

                                                      Number of
                                                   Options Granted
             Name                                     in 1999  *
             ----                                  ---------------

         Charles E. Dalton                              525
         E. Smyth McKissick, III                        525
         Eugene W. Merritt, Jr.                         525
         E. Stephen Darby                               525
         Myrtle E. Gillespie                            525
         Andrew M. McFall, III                          525
         D. Kirkland Oglesby                            525
         J. Calhoun Pruitt, Jr.                         525
         Robert M. Rainey                               525
         Larry D. Reeves                                525

         * All options are currently exercisable.

                              CERTAIN TRANSACTIONS

         The Banks have outstanding loans to certain of their directors and executive officers, their associates and members of their immediate families. All of such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with the Banks, and did not involve more than the normal risk of collectibility or present other unfavorable features.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         As required by Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, its executive officers and certain individuals are required to report periodically their ownership of the Company's Common Stock and any changes in ownership to the Securities and Exchange Commission. Based on a review of Section 16(a) reports available to the Company and written representations of persons subject to Section 16(a), it appears that all such reports for these persons were filed in a timely fashion during 1999.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board has selected Elliott, Davis & Company, L.L.P., Certified Public Accountants with offices in Greenville, South Carolina, to serve as the Company's independent certified public accountants for 2000. It is expected that representatives from this firm will be present and available to answer appropriate questions at the annual meeting, and will have the opportunity to make a statement if they desire to do so.

                   AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

         Shareholders may obtain copies of the Company's Annual Report on Form 10-K required to be filed with the Securities and Exchange Commission for the year ended December 31, 1999, free of charge by requesting such form in writing from R. Riggie Ridgeway, Secretary, Peoples Bancorporation, Inc., 1814 East Main Street, Easley, South Carolina 29640. Copies may also be downloaded from the Securities and Exchange Commission website at http://www.sec.gov.

                                  OTHER MATTERS

         The Board of Directors and management of the Company are not aware of any other matters not referred to in the enclosed proxy that may be brought before the Annual Meeting. However, if any other matter should properly come before the Annual Meeting, the persons named in the enclosed proxy will vote such proxy in accordance with their best judgment on such matters. As of the date of the preparation of this Proxy Statement, no shareholder has submitted to management any proposal to be acted upon at the Annual Meeting.

                                            BY ORDER OF THE BOARD OF DIRECTORS


                                            Robert E. Dye
                                            Chairman of the Board, President
                                            and Chief Executive Officer
March 13, 2000

                          PEOPLES BANCORPORATION, INC.

This Proxy is solicited on behalf of the Board of Directors

         The undersigned shareholder(s) of Peoples Bancorporation, Inc., a South Carolina Corporation, hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 13,2000, and hereby appoint(s) William B. West and Patricia A. Jensen and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Shareholders of Peoples Bancorporation, Inc. to be held on Monday, April 10, 2000 at 10:00 a.m., Eastern Time, at Peoples Bancorporation, Inc., 1814 East Main Street, Easley, South Carolina 29640, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present , on the matters set forth below:

     1. To elect six (6) directors of the Company to serve a three-year term, to elect two (2) directors of the Company to serve a two-year term and to elect two (2) directors of the Company to serve a one-year term (except as marked to the contrary below):

          Nominees:

          Three year terms: William A. Carr, Robert E. Dye, Jr., W. Rutledge Galloway, E. Smyth McKissick, III, James A. Black, Jr., and William B. West

          Two year  terms:  F. Davis Arnette, Jr., and Larry D. Reeves

          One year term:  David C. King and Andrew M. McFall

          _______ For     _______ Withhold      _______ For All Except

          Instruction:   To  withhold   authority   to  vote  for  any
          individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

          ------------------------------------------------------------

     2. In their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. This Proxy, when properly executed will be voted in accordance with the directions given by the undersigned shareholder. If no direction is made, it will be voted FOR Proposal 1 and as the proxies deem advisable on such other matters as may come before the meeting.

         This Proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as a community property, both should sign.

Date: ___________________           Signature: _________________________________

                                     Signature: ________________________________